EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
ProLogis:
We consent to the incorporation by reference in Registration Statement Nos. 333-157818 and 333-157819 on Form S-3; Registration Statement Nos. 333-26597, 333-31421, 333-46698, 333-46700, 333-69001, 333-70274, 333-97895, and 333-141812 on Form S-8 of ProLogis of our reports dated February 26, 2010, with respect to the consolidated balance sheets of ProLogis and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of ProLogis.
Our report refers to the adoption of FSP 14-1, Accounting for Convertible Debt Instrument That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), included in ASC Subtopic 470-20, Debt with Conversion and Other Options, as of January 1, 2009.
KPMG LLP
Denver, Colorado
February 26, 2010